Sub-Item 77c: Submission of matters to a vote of security holders.

On April 20, 2011, Special Meetings of the shareholders of Sun Capital Advisers Trust
("the Trust") were held to consider the
election of Trustees and, for the Sun Capital
Global Real Estate Fund only, to consider the approval of a subadvisory agreement



1.	Election of the Trust's Board of
Trustees:

(Total votes at Trust level):
To elect:
For:
Withhold:
Michael P.
Castellano
906,878,739
(95.55%)
42,236,772
(4.45%)
Dawn-Marie
Driscoll
907,865,206
(95.65%)
41,250,306
(4.35%)
William N.
Searcey, Jr.
908,759,432
(95.75%)
40,356,079
(4.25%)
Carol A. Kosel
907,960,988
(95.66%)
41,154,523
(4.34%)
Keith R. Fox
908,368,851
(95.71%)
40,746,660
(4.29%)
Scott M. Davis
908,141,570
(95.68%)
40,973,942
(4.32%)
John T.
Donnelly
909,025,546
(95.78%)
40,089,965
(4.22%)



2.	To approve a subadvisory agreement
among Sun Capital (the Fund's
investment adviser), the Trust on
behalf of the Global Real Estate Fund,
and Massachusetts Financial Services
Company ("MFS"), the proposed
subadviser for the Global Real Estate
Fund.

(Total votes at the Fund level):
For:
Against:
Abstain:
18,508,258
(87.36%)
677,972
(3.20%)
1,998,890
(9.44%)